Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among
MICROSOFT CORPORATION,
ARROW ACQUISITION COMPANY,
and
AQUANTIVE, INC.
May 17, 2007

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ii

		Page
Section 9.11	Specific Performance	43
Section 9.12	Assignment	43
Section 9.13	Expenses	43
Section 9.14	Headings	43
Section 9.15	Waivers	43
Section 9.16	Waiver of Jury Trial	43

iii

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of May 17, 2007 (this “Agreement”), by and among aQuantive, Inc., a Washington corporation (the “Company”), Microsoft Corporation, a Washington corporation (“Parent”), and Arrow Acquisition Company, a Washington corporation and wholly-owned subsidiary of Parent (“Sub”).
     WHEREAS, the respective boards of directors of Parent, Sub and the Company have approved, and have determined that it is in the best interests of their respective shareholders to consummate, the acquisition of the Company by Parent and Sub upon the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE I
DEFINITIONS AND TERMS
          Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below:
     “Acquisition Proposal” means any offer or proposal made by any Person or Persons other than Parent, Sub or any Affiliate thereof to acquire, other than in the transactions contemplated by this Agreement, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of ten percent (10%) or more of the Common Stock pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or (ii) ten percent (10%) or more of the assets of the Company and its Subsidiaries, taken as a whole.
     “Affiliate” has the meaning set forth in Rule l2b-2 of the Exchange Act.
     “Agreement” has the meaning set forth in the Preamble.
     “Articles of Merger” has the meaning set forth in Section 2.2.
     “Benefit Agreements” has the meaning set forth in Section 4.9.
     “Benefit Plans” has the meaning set forth in Section 4.9.
     “Book-Entry Shares” has the meaning set forth in Section 3.1(d).
     “Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

“Cause” means dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations).
     “Certificates” has the meaning set forth in Section 3.1(d).
     “Change of Recommendation” has the meaning set forth in Section 6.3(d).
     “CIC Plans” has the meaning set forth in Section 6.4(b).
     “Cleanup” means all actions required, under applicable Environmental Laws, to clean up, remove, treat or remediate Hazardous Materials.
     “Closing” has the meaning set forth in Section 2.3.
     “Closing Date” has the meaning set forth in Section 2.3.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Collection and Use” has the meaning set forth in Section 4.12(g).
     “Common Stock” has the meaning set forth in Section 3.1(a).
     “Company” has the meaning set forth in the Preamble.
     “Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement.
     “Company Material Adverse Effect” means any material adverse change in, or material adverse effect on, the business, financial condition or continuing operations of the Company and its Subsidiaries, taken as a whole; provided, however, that the effects of changes that are generally applicable to (i) the industries and markets in which the Company and its Subsidiaries operate, (ii) the United States economy or (iii) the United States securities markets shall be excluded from the determination of Company Material Adverse Effect; and provided further that any change or effect resulting from (A) the execution of this Agreement, the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby (including any cancellation of or delays in customer orders or work for clients, any reductions in sales, any disruption in licensor, vendor, partner or similar relationships or any loss of employees), (B) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof or other force majeure events, (C) changes in GAAP or changes in the interpretation of GAAP, or changes in the accounting rules and regulations of the SEC, (D) any other action required by Law, contemplated by this Agreement or taken at the request of Parent or Sub, (E) any litigation brought or threatened by shareholders of either the Company or Parent (whether on behalf of Company, Parent or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws in connection with the Proxy Statement or otherwise in connection with this Agreement, (F) any changes in Law, (G) any action required to comply with the rules and regulations of the SEC or the SEC comment process, in each case, in connection with the Proxy Statement, (H) in and of itself, any decrease in the market price or trading volume of the Common Stock, (I) in and of itself, any failure by the Company to meet any projections, forecasts or revenue or earnings predictions, or any predictions or expectations of any securities analysts or (J) the failure of Parent to consent to any of the actions proscribed in Section 6.1 where such failure to consent would be unreasonable shall also be excluded from the determination of Company Material Adverse Effect.
     “Company Option Plans” means the Company’s Restated 1998 Stock Incentive Compensation Plan, Restated 1999 Stock Incentive Compensation Plan, and Restated 2000 Stock Incentive Compensation Plan.
     “Company Recommendation” has the meaning set forth in Section 6.7.
     “Company Restricted Share” means a restricted share of Company Common Stock issued pursuant to any of the Company Option Plans that remains unvested.
     “Company SEC Reports” has the meaning set forth in Section 4.5.
     “Company Shareholder Approval” has the meaning set forth in Section 4.19.
     “Company Special Meeting” has the meaning set forth in Section 6.7.
     “Confidentiality Agreement” has the meaning set forth in Section 6.2.
     “Consideration Fund” has the meaning set forth in Section 3.2(a).
     “Contract” means any note, bond, mortgage, indenture, lease, license, contract, agreement or other consensual obligation.
     “Customer Information” has the meaning set forth in Section 4.12(g).
     “Dissenting Shares” has the meaning set forth in Section 3.3(a).
     “Effective Time” has the meaning set forth in Section 2.2.
     “Employees” has the meaning set forth in Section 6.1(h).
     “Environmental Claim” means any claim, notice, directive, action, cause of action, investigation, suit, demand, abatement order or other order by a Governmental Entity alleging liability arising out of, based on, or resulting from (a) the release of any Hazardous Materials at any location or (b) circumstances forming the basis of any violation of any Environmental Law.
     “Environmental Laws” means all applicable and legally enforceable Laws relating to pollution or protection of the environment, including Laws relating to releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials.
     “ERISA” has the meaning set forth in Section 4.9.
     “ESPP” means the Company’s 1999 Employee Stock Purchase Plan.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exchange Ratio” has the meaning set forth in Section 3.4(c).
     “Excluded License” is any license that requires, as a condition of modification or distribution of software subject to the Excluded License, that (a) such software or other software combined or distributed with such software be disclosed or distributed in source code form, or (b) such software or other software combined or distributed with such software and any associated intellectual property be licensed on a royalty-free basis (including for the purpose of making additional copies or derivative works).
     “Executive Officer” means “officer” of the Company as such term is defined for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.
     “GAAP” has the meaning set forth in Section 4.5.
     “Governmental Entity” has the meaning set forth in Section 4.4.
     “Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indemnified Parties” has the meaning set forth in Section 6.6(a).
     “Intellectual Property” means all rights in patents, patent applications, inventions, trademarks (whether registered or not), trademark applications, service mark registrations and service mark applications, trade names, trade dress, logos, slogans, tag lines, uniform resource locators, Internet domain names, Internet domain name applications, corporate names, copyright applications, registered copyrighted works and commercially significant unregistered copyrightable works (including proprietary software, books, written materials, prerecorded video or audio tapes, and other copyrightable works), technology, software, trade secrets, know-how, technical documentation, comments, specifications, data, databases, data collections, customer and supplier lists, designs, rights of publicity and moral rights, and other intellectual property and proprietary rights, other than off-the-shelf computer programs
     “Insured Parties” has the meaning set forth in Section 6.6(b).
     “IRS” means the U.S. Internal Revenue Service.
     “knowledge” means such facts and other information that as of the date of determination are actually known to the chief executive officer, chief financial officer, general counsel or any division president (or equivalent position) of the referenced party.

     “Law” means any federal, state, local or foreign law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Entity.
     “License-In Agreements” has the meaning set forth in Section 4.12(b).
     “Material Contract” has the meaning set forth in Section 4.8(a).
     “Merger” has the meaning set forth in Section 2.1.
     “Merger Consideration” has the meaning set forth in Section 3.1(a).
     “MS” has the meaning set forth in Section 4.18.
     “Parent” has the meaning set forth in the Preamble.
     “Parent 2001 Stock Plan” has the meaning set forth in Section 3.4(b).
     “Parent Common Shares” has the meaning set forth in Section 3.4(b).
     “Parent Material Adverse Effect” means any material adverse change in, or material adverse effect on, (i) the business, financial condition or operations of Parent and its Subsidiaries, taken as a whole or (ii) the ability of Parent or Sub to consummate the transactions contemplated hereby; provided, however, that the effects of changes that are generally applicable to (x) the industries or markets in which Parent and its Subsidiaries operate, (y) the United States economy or (z) the United States securities markets shall be excluded from the determination of Parent Material Adverse Effect; provided further that any adverse effect on Parent and its Subsidiaries resulting from the execution of this Agreement, the announcement of this Agreement or the pendency of the transactions contemplated hereby shall also be excluded from the determination of Parent Material Adverse Effect.
     “Parent Plans” has the meaning set forth in Section 6.4(c).
     “Parent SEC Reports” has the meaning set forth in Section 5.4.
     “Paying Agent” has the meaning set forth in Section 3.2(a).
     “Person” means any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.
     “Post-Signing Stabilization Plans” has the meaning set forth in Section 6.1(h).
     “Proxy Statement” has the meaning set forth in Section 6.7.
     “Qualifying Transaction” means any acquisition of (i) fifty percent (50%) or more of the Common Stock pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or (ii) fifty percent (50%) or more of the assets of the Company and its Subsidiaries, taken as a whole.

     “Representatives” has the meaning set forth in Section 6.2.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Senior Notes” means the Company’s convertible senior subordinated notes due 2024 described in the Company SEC Reports.
     “Stabilization Amount” has the meaning set forth in Section 6.1(h).
     “Sub” has the meaning set forth in the Preamble.
     “Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power, (ii) of which such Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions, or (iii) that such Person controls directly or indirectly through one or more intermediaries.
     “Substituted Option” has the meaning set forth in Section 3.4(b).
     “Superior Proposal” means any unsolicited written Acquisition Proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than fifty percent (50%) of the equity securities of the Company entitled to vote generally in the election of directors or all or substantially all of the assets of Company, on terms which the Company’s board of directors determines, after consultation with its financial advisor, to be more favorable to the Company and its shareholders than the transactions contemplated hereby.
     “Surviving Corporation” has the meaning set forth in Section 2.1.
     “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.
     “Taxes” means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States Internal Revenue Service or any taxing authority (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.
     “Termination Date” has the meaning set forth in Section 8.1(b)(i).
     “United States” means the United States of America.

     “Vested Options” has the meaning set forth in Section 3.4.
     “WBCA” means the Washington Business Corporation Act, as amended.
          Section 1.2 Other Definitional Provisions; Interpretation.
               (a) The words “hereof,” “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.
               (b) Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”
               (c) Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.
               (d) When used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been made available if requested by the party to which such information or documents are to be made available.
               (e) Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.
ARTICLE II
THE MERGER
          Section 2.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the WBCA, at the Effective Time, the Company and Sub shall consummate a merger (the “Merger”) pursuant to which (i) Sub shall merge with and into the Company and the separate corporate existence of Sub shall thereupon cease, (ii) the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger and (iii) the separate corporate existence of the Company shall continue unaffected by the Merger. The Merger shall, from and after the Effective Time, have the effects set forth in Section 23B.11.060 of the WBCA and other applicable law.
          Section 2.2 Effective Time. Parent, Sub and the Company shall cause articles of merger (the “Articles of Merger”) to be delivered on the Closing Date (or on such other date as Parent and the Company may agree in writing) to the Secretary of State of the State of Washington for filing as provided in the WBCA, and shall make all other deliveries, filings or recordings required by the WBCA in connection with the Merger. The Merger shall become effective on the date on which the Articles of Merger are filed by the Secretary of State of the State of Washington, or on such other later date as is agreed upon by the parties and specified in the Articles of Merger, and at the time specified in the Articles of Merger or, if not specified therein, by the WBCA, and such time on such date of effectiveness is hereinafter referred to as the “Effective Time.”
          Section 2.3 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 A.M., Pacific Time, on a date to be specified by the parties, which shall be no later than two (2) Business Days after satisfaction or waiver of all of the conditions set forth in Article VII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Perkins Coie LLP, 1201 Third Avenue, 48th Floor, Seattle, Washington, unless another time, date or place is agreed to in writing by the parties hereto (such date on which the Closing is to take place being the “Closing Date”).
          Section 2.4 Articles of Incorporation and Bylaws of the Surviving Corporation. The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall at the Effective Time be amended and restated in full to be the same as the articles of incorporation of Sub, as in effect immediately prior to the Effective Time, except that the name of the corporation shall be “aQuantive, Inc.” and as so amended and restated shall be the articles of incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such articles of incorporation. The bylaws of Surviving Corporation shall, as of the Effective Time, be amended and restated in their entirety to be the same as the bylaws of the Sub, as in effect immediately prior to the Effective Time, except as to the name of the Surviving Corporation, which shall be aQuantive, Inc., until thereafter amended as provided by Law, the articles of incorporation of the Surviving Corporation and such bylaws.
          Section 2.5 Directors and Officers of the Surviving Corporation. The directors of Sub, as of immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.
ARTICLE III
CONVERSION OF SHARES
          Section 3.1 Conversion of Shares.
               (a) At the Effective Time except as otherwise provided in Section 3.4(d), each share of the Company’s common stock, $.01 par value (the “Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(c) and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $66.50 in cash (the “Merger Consideration”) without any interest thereon.

               (b) Each share of common stock, $.01 par value, of Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, be converted into one fully paid and nonassessable share of the common stock, $.01 par value, of the Surviving Corporation.
               (c) All shares of Common Stock that are owned by the Company as treasury stock and any shares of Common Stock owned by Parent, Sub or any other direct or indirect wholly-owned Subsidiary of Parent shall, at the Effective Time, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
               (d) At the Effective Time, each share of Common Stock converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of outstanding Common Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented shares of outstanding Common Stock (the “Certificates”) shall cease to have any rights with respect to such shares of Common Stock other than the right to receive, upon surrender of such Book-Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such share of Common Stock held by them.
               (e) If at any time between the date of this Agreement and the Effective Time any change in the number of outstanding shares of Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the amount of the Merger Consideration as provided in Section 3.1(a) shall be equitably adjusted to reflect such change.
          Section 3.2 Exchange of Certificates and Book-Entry Shares.
               (a) At or prior to the Closing, Parent shall deliver, in trust, to Mellon Investor Services L.L.C. (the “Paying Agent”), for the benefit of the holders of shares of Common Stock at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration (such cash being hereinafter referred to as the “Consideration Fund”) to be paid pursuant to this Section 3.2 in respect of Certificates and Book-Entry Shares, assuming no Dissenting Shares. In the event the Consideration Fund shall be insufficient to pay the aggregate Merger Consideration contemplated by Section 3.1, Parent shall promptly deliver, or cause to be delivered, additional funds to the Paying Agent in an amount that is equal to the deficiency required to make such payments.
               (b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 3.1 (i) a letter of transmittal that shall specify that delivery of such Certificates or Book-Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger

Consideration, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon surrender of a Book-Entry Share or a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book-Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this Article III, and the Book-Entry Share or Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration payable to holders of Book-Entry Shares or Certificates. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book-Entry Share or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book-Entry Share or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.
               (c) The Consideration Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided, however, that any such investments shall be in money market mutual or similar funds having assets in excess of $10,000,000,000. Earnings on the Consideration Fund shall be the sole and exclusive property of Parent and the Surviving Corporation and shall be paid to Parent or the Surviving Corporation, as Parent directs. No investment of the Consideration Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this Article III, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund.
               (d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this Article III, except as otherwise provided by Law.
               (e) Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of the Company one (1) year after the Effective Time shall be delivered to the Surviving Corporation. Any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book-Entry Shares shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof.
               (f) Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate or Book-Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof.
               (g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Parent and the Paying Agent) by the Person claiming such certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.
          Section 3.3 Shares of Dissenting Shareholders.
               (a) Notwithstanding anything in this Agreement other than Section 3.3(b) to the contrary, any shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a shareholder who is entitled to dissent from the Merger under Chapter 23B.13 of the WBCA and who has exercised, when and in the manner required by Chapter 23B.13 of the WBCA to the extent so required prior to the Effective Time, such right to dissent and to obtain payment of the fair value of such shares under Chapter 23B.13 of the WBCA in connection with the Merger (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless and until such shareholder shall have effectively withdrawn or lost (through failure to perfect or otherwise) such shareholder’s right to obtain payment of the fair value of such shareholder’s Dissenting Shares under Chapter 23B.13 of the WBCA, but shall instead be entitled only to such rights with respect to such Dissenting Shares as may be granted to such shareholder under Chapter 23B.13 of the WBCA. From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to shareholders of record prior to the Effective Time). The Company shall promptly provide any notices of dissent to Parent.
               (b) If any shareholder who holds Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such shareholder’s right to obtain payment of the fair value of such shareholder’s Dissenting Shares under Chapter 23B.13 of the WBCA, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such shareholder’s shares of Common Stock shall no longer be Dissenting Shares and, if the occurrence of such effective withdrawal or loss is later than the Effective Time, shall be treated as if they had as of the Effective Time been converted into the right to receive Merger Consideration as set forth in subsection (a) of Section 3.1.

          Section 3.4 Treatment of Stock Options; Restricted Shares.
               (a) As soon as practicable following the date of this Agreement and to the extent necessary, the board of directors of the Company (or, if appropriate, any committee administering the Company Option Plans) shall adopt such resolutions and take such other actions as are required with respect to outstanding options to purchase shares of Common Stock issued pursuant to the Company Option Plans, to the extent vested and exercisable immediately prior to the Effective Time or as a result of the Merger (“Vested Options”), such that each Vested Option outstanding at the Effective Time shall cease to represent a right to acquire shares of Common Stock and shall instead represent only the right to receive the Merger Consideration for each share of Common Stock that would have been issuable upon exercise of the Vested Option prior to the Effective Time less the applicable exercise price for such share of Common Stock under such Vested Option (such net amount, the “Option Per Share Amount”). Parent shall promptly pay or cause to be paid immediately after the Effective Time to the holders of Vested Options as of immediately prior to the Effective Time the Option Per Share Amount (less any applicable tax withholding) for each share of Common Stock that would have been issued upon exercise of the Vested Options.
               (b) At the Effective Time, each of the outstanding options to purchase shares of Common Stock issued pursuant to the Company Option Plans to the extent not vested or exercisable prior to or as a result of the consummation of the Merger (the “Unvested Options”) shall, without any further action on the part of any holder thereof, be converted into an option granted pursuant to the Parent Corporation 2001 Stock Plan, as amended and restated (the “Parent 2001 Stock Plan”), to purchase that number of shares of common stock, par value $0.00000625 per share, of Parent (the “Parent Common Shares”) determined by multiplying the number of Company Common Shares subject to such Unvested Option at the Effective Time by the Exchange Ratio (as defined below), at an exercise price per Parent Common Share equal to the exercise price per share of such Unvested Option immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent) (a “Substituted Parent Option”). If the foregoing calculation results in a Substituted Parent Option being exercisable for a fraction of a Parent Common Share, then the number of Parent Common Shares subject to such option shall be rounded down to the nearest whole number of shares.
               (c) The Substituted Parent Options shall have the same vesting schedule (including any acceleration of vesting as provided in the Company Option Plans) as the Unvested Options and otherwise shall have the terms and conditions as set forth in such Substituted Parent Options; provided that Parent shall convert Unvested Options into Substituted Parent Options in such a manner as to ensure that (i) the Substituted Parent Options are not subject to Section 409A of the Code as a result of the substitution and (ii) Substituted Parent Options received with respect to Unvested Options that were “incentive stock options” within the meaning of section 422 of the Code will satisfy the requirement of section 424(a) of the Code and continue to be “incentive stock options” within the meaning of section 422 of the Code. As a result of such conversion, the Substituted Parent Options shall be subject to all of the terms and conditions of the Parent 2001 Stock Plan and grant agreements for the Substituted Parent Options (rather than the terms and conditions of the plan and grant agreements under which the Unvested Options were originally issued). Prior to the Effective Time, Company shall take all actions (including causing its board of directors, the compensation committee of Company’s board of directors, or a committee overseeing the Company Option Plans to take all actions) that are necessary to confirm that the Substituted Parent Options are “equivalent” and “comparable” options, as applicable, under the terms of the Company Option Plans or otherwise such that vesting in Unvested Options will not be accelerated as a result of the Merger, this Agreement, or the transactions contemplated hereby (the “Transactions”) (including the exchange of the Substituted Parent Options for the Unvested Options) and that are otherwise necessary to ensure that the Unvested Options may be substituted as provided in this Section 3.4(c). For purposes of this Agreement, “Exchange Ratio” shall mean the number determined by dividing the Merger Consideration by the average of the closing prices of a Parent Common Share as publicly reported for the Nasdaq Global Market System as of 4:00 p.m. Eastern Time for each of the 10 consecutive trading days immediately preceding the Effective Time.
               (d) At the Effective Time, by virtue of the Merger, Company Restricted Shares outstanding immediately prior to the Effective Time shall be converted into that number of restricted shares (“Parent Restricted Shares”) or restricted stock units of Parent Common Shares (such restricted stock units together with Parent Restricted Shares, “Substitute Deferred Compensation”) with an equivalent after tax economic effect (and with no detrimental effect on the holder thereof) determined by multiplying the number of Company Restricted Shares by the Exchange Ratio. Any Substitute Deferred Compensation issued pursuant to this Section 3.4(d) shall be subject to the same terms and conditions as were applicable under such Company Restricted Shares (including the vesting schedule and any acceleration of vesting pursuant to any Company Option Plans) except to the extent changes to the terms and conditions are otherwise agreed to between Parent and the holder of the Parent Restricted Shares.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as disclosed in the Company SEC Reports filed by the Company prior to the date of this Agreement or in the Company Disclosure Schedule, the Company represents and warrants to Parent and Sub as follows:
          Section 4.1 Organization. Each of the Company and its Subsidiaries is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has made available to Parent a copy of its amended and restated articles of incorporation and bylaws, as currently in effect, and is not in violation of any provision of such articles of incorporation or bylaws.

          Section 4.2 Capitalization.
               (a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of Common Stock, 79,171,676 of which are issued and outstanding as of May 16, 2007 and (ii) 21,083,902 shares of preferred stock, $.01 par value per share, none of which are issued or outstanding on the date of this Agreement. All of the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the date hereof, other than pursuant to the Company Option Plans and the ESPP, and the Senior Notes, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.
               (b) All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all liens, pledges, security interests or other encumbrances.
               (c) Neither the Company nor any of its Subsidiaries own any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company, which interest or investment is material to the Company and its Subsidiaries, taken as a whole.
          Section 4.3 Authorization; Validity of Agreement; Company Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval of its shareholders, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by its board of directors, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and, except for shareholder approval, the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
          Section 4.4 Consents and Approvals; No Violations (a). The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, (i) violate any provision of the articles of incorporation or bylaws of the Company, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound, (iii) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets or (iv) other than in connection with or compliance with (A) the WBCA, (B) requirements under other state corporation Laws, (C) the HSR Act, (D) Nasdaq rules and listing standards and (E) the Exchange Act, require the Company to make any filing or registration with or notification to, or require the Company to obtain any authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a “Governmental Entity”); except, in the case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, (1) would not, individually or in the aggregate, have a Company Material Adverse Effect and would not materially adversely affect the ability of the Company to consummate the transactions contemplated hereby, or (2) would occur or be required as a result of the business or activities in which Parent or Sub is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Parent or Sub.
          Section 4.5 SEC Reports. The Company has filed all reports and other documents with the SEC required to be filed or furnished by the Company since December 31, 2004 (such documents, together with any reports filed during such period by the Company with the SEC on a voluntary basis on Form 8-K, the “Company SEC Reports”). As of their respective filing dates, the Company SEC Reports and any other materials filed by the Company with the SEC (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). Since December 31, 2006, there has been no change in the Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Company’s financial statements, except as described in the Company SEC Reports or except as may be required by any regulatory authority. The reserves reflected in the Company’s financial statements are in accordance with GAAP and have been calculated in a consistent manner.

          Section 4.6 No Undisclosed Liabilities. Except for (a) liabilities and obligations incurred in the ordinary course of business since March 31, 2007, (b) liabilities and obligations disclosed in the Company SEC Reports, (c) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated by this Agreement, (d) liabilities and obligations that would not, individually or in the aggregate, have a Company Material Adverse Effect and (e) other liabilities and obligations that are otherwise the subject of any other representation or warranty contained in this Article IV, since March 31, 2007, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its consolidated Subsidiaries included in the Company SEC Reports.
          Section 4.7 Absence of Certain Changes. Except as contemplated by this Agreement, since March 31, 2007 through the date hereof (i) the Company has not suffered a Company Material Adverse Effect and (ii) has not taken any action that would be prohibited by Section 6.1(a) through Section 6.1(k) if taken after the date hereof.
          Section 4.8 Material Contracts.
               (a) As of the date hereof and other than as reflected in a Company SEC Report, the Company is not a party to or bound by any Contract (i) that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC; (ii) that would, after giving effect to the Merger, limit or restrict the Surviving Corporation or any successor thereto from engaging in any line of business or in any geographic area; (iii) that creates a partnership or joint venture or similar arrangement with respect to any material business of the Company, (iv) would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the Company’s ability to consummate the transactions contemplated by this Agreement; (v) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for indebtedness in excess of $2,500,000; (vi) that is a written contract (other than this Agreement) for the sale of any of its assets after the date hereof in excess of $2,500,000 (other than in the ordinary course of business); (vii) that is a collective bargaining agreement; or (viii) under which the Company and the Company Subsidiaries have made payments in excess of $2,500,000 in calendar 2006 (other than in the ordinary course of business). Each such contract described in clauses (i)-(viii) is referred to herein as a “Material Contract.”
               (b) Each Material Contract is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms and, to the Company’s knowledge, each other party thereto, and is in full force and effect, and the Company has performed in all material respects all obligations required to be performed by it to the date hereof under each Material Contract and, to the Company’s knowledge, each other party to each Material Contract has performed in all material respects all obligations required to be performed by it under such Material Contract. The Company has not received notice, nor does it have knowledge, of any material violation of or default of any material obligation under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound.
          Section 4.9 Employee Benefit Plans; ERISA.
               (a) Section 4.9(a) of the Company Disclosure Schedule sets forth a list of all material employee benefit plans, including plans described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries by the Company or by any trade or business, whether or not incorporated, which together with the Company is treated as a single employer under sections 414(b), (c) or (m) of the Code (such plans, “Benefit Plans”) and all material employment and severance agreements with employees of the Company or any of its Subsidiaries (such agreements, “Benefit Agreements”).
               (b) With respect to each Benefit Plan and Benefit Agreement except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) if intended to be qualified under section 401(a) of the Code, such Benefit Plan (A) is the subject of an unrevoked favorable determination letter from the IRS, (B) has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS, or (C) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan, and, to the knowledge of the Company, nothing has occurred since the date of the most recent such determination, opinion or advisory letter that would adversely affect such qualification, (ii) to the knowledge of the Company, such Benefit Plan or Benefit Agreement has been administered in accordance with its terms and applicable Law, (iii) no disputes are pending, or, to the knowledge of the Company, threatened that would give rise to material liability on the part of the Company, and (iv) the consummation of the transactions contemplated by this Agreement will not result in, or accelerate the vesting in or time of payment of, compensation due any current employee or officer of the Company.
               (c) Neither the Company nor any of its current or former Subsidiaries (or trades or businesses which together with the Company are or were treated as a single employer under sections 414(b), (c) or (m) of the Code) sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (i) a multiemployer plan, as defined in section 3(37) or 4001(a)(3) of ERISA, (ii) a multiple employer plan within the meaning of section 4063 or 4064 of ERISA or section 413 of the Code, or (iii) an employee benefit plan that is subject to section 302 of ERISA, Title IV of ERISA or section 412 of the Code.
          Section 4.10 Litigation. As of the date hereof, there is no action, claim, suit, proceeding or governmental investigation pending or, to the knowledge of the Company, threatened, that would, individually or in the aggregate, have a Company Material Adverse Effect.

          Section 4.11 Compliance with Law. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to the Company or any of its Subsidiaries or any of their respective assets and properties. Notwithstanding the foregoing, this Section 4.11 shall not apply to employee benefit plans, Taxes, Environmental Laws or labor and employment matters, which are the subject exclusively of the representations and warranties in Section 4.9, Section 4.13, Section 4.15 and Section 4.16, respectively.
          Section 4.12 Intellectual Property.
               (a) Section 4.12 of the Company Disclosure Schedule sets forth all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications for registration thereof, and (iii) copyright work registrations and applications for registration thereof, in each case that are owned by or on behalf of the Company or any of its Subsidiaries. With respect to each item of Intellectual Property required to be identified in this Section 4.12: (i) the Company or one of its Subsidiaries is the sole owner and possesses all right, title, and interest in and to such item, free and clear of any lien; (ii) such item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge of which the Company has received notice; (iii) no action, suit, proceedings, hearing, investigation, charge, complaint, claim, or demand of which the Company has received notice is pending or, to the knowledge of the Company, is threatened that challenges the legality, validity, enforceability, registrations, use, or ownership of such item; and (iv) neither the Company nor any of its Subsidiaries has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conduct with respect to such item, excluding any of the foregoing which would not reasonably be expected to result in a Company Material Adverse Effect.
               (b) Section 4.12 of the Company Disclosure Schedule sets forth a list of all material agreements under which the Company or any of its Subsidiaries licenses from a third party material Intellectual Property that is used by the Company or such Subsidiary in the conduct of its business, except for off-the-shelf software programs that the Company and any of its Subsidiaries use in the ordinary course of business (such agreements being referred to as “License-In Agreements”). To the knowledge of the Company, (i) each License-In Agreement is valid, binding, and in full force and effect; (ii) each License-In Agreement will continue to be valid, binding, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither the Company nor any of its Subsidiaries is in default of any such License-In Agreement, and no event has occurred that constitutes a material default or material breach thereunder; (iv) neither the Company nor any of its Subsidiaries has repudiated any provision of any License-In Agreement; and (v) neither the Company nor any of its Subsidiaries has granted any sublicense with respect to any License-In Agreement, in the case of each of clauses (i), (ii) and (iii), except for any of the foregoing that have not had, and are not reasonably expected to have, a Company Material Adverse Effect.
               (c) The Company and its Subsidiaries own or have the right to use, without payments to any other Person except pursuant to any License-In Agreement, all Intellectual Property actually used in the operation of the business of the Company and its Subsidiaries as and where the business is presently conducted. Each item of Intellectual Property

(except for off-the-shelf software programs that the Company and its Subsidiaries use in the ordinary course of business) owned or used by the Company and its Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by the Company and its Subsidiaries on identical terms and conditions immediately subsequent to the Closing hereunder, excluding any item of such Intellectual Property the absence of which would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are taking or have taken all commercially reasonable actions that are required to maintain each item of Intellectual Property that they own or use, excluding any item of such Intellectual Property, the absence of which would not reasonably be expected to have a Company Material Adverse Effect.
               (d) To the knowledge of the Company, none of (i) the Company or any of its Subsidiaries, (ii) the Intellectual Property owned by the Company or any of its Subsidiaries, and (iii) the operation of the business of the Company or any of its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand, or notice during the past two (2) years (or earlier, if not resolved), alleging any such interference, infringement, misappropriation, or conflict (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party), excluding any of the forgoing that would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company or any of its Subsidiaries during the past two (2) years (or earlier if not resolved), excluding any such interference, infringement, misappropriation or conflict that would not reasonably be expected to have a Company Material Adverse Effect.
               (e) As of the Effective Time, no former or current shareholder, employee, director or officer of the Company or any of its Subsidiaries will have, directly or indirectly, any interest in any Intellectual Property used in or pertaining to the business of the Company and its Subsidiaries, nor will any such Person have any rights to past or future royalty payments or license fees from the Company or any of its Subsidiaries, deriving from licenses, technology agreements or other agreements, whether written or oral, between any such Person and the Company and/or any of its Subsidiaries.
               (f) The Company takes and has taken commercially reasonable efforts to protect and preserve its rights in any proprietary Intellectual Property (including executing confidentiality, and intellectual property assignment agreements with current executive officers and current employees and contractors that have a role in the development of Company’s products and Intellectual Property). To the Company’s knowledge, all Persons (including current and former employees and independent contractors) who create or contribute to material proprietary Intellectual Property owned by Company have assigned to Company in writing all of their rights therein that did not initially vest with Company by operation of law.
               (g) The Company is in compliance in all material respects with all applicable laws, rules, regulations, and its contractual obligations governing the collection, interception, storage, receipt, purchase, sale, transfer and use (“Collection and Use”) of personal, consumer, or customer information (“Customer Information”). The Company’s Collection and Use of Customer Information are in accordance in all material respects with the Company’s privacy policy as published on its website or any other privacy policies presented to consumers or customers and to which the Company is bound or otherwise subject and any contractual obligations of the Company to its customers regarding privacy. The Company takes commercially reasonable actions consistent with industry practice to protect the confidentiality, integrity and security of all Customer Information and to prevent the unauthorized Collection and Use of Customer Information. The execution or delivery of this Agreement or any other agreement or document contemplated by this Agreement or the performance of the Company’s obligations hereunder or thereunder, will not materially violate any such applicable law, rule, or regulation or any of the Company’s privacy policies or any contractual obligation of the Company governing the Collection and Use of Customer Information.
               (h) Except for custom website-related development provided to a Company customer that is not distributed generally as part of the Company’s product or service offerings, the Company has not distributed or published to any third party any Company software or third party software used or provided in or as part of any Company product or service offerings (including Company software under development) that is governed by an Excluded License.
               (i) The Company has not exported or re-exported its products, service offerings or technology, directly or indirectly, in violation of law either to: (i) any countries that are subject to United States export restrictions or export restrictions of any other jurisdiction in which the Company operates or is otherwise subject; or (ii) any end-user who the Company knows or has reason to know will utilize them in the design, development, or production of nuclear, chemical, or biological weapons; and the Company has complied with all end-user, end-use, and destination restrictions issued by the United States and any other jurisdiction in which Company operates or to which it is subject.
               (j) No parties other than the Company and its Subsidiaries possess any current or contingent rights to any source code included in the Company’s or its Subsidiaries’ product or service offerings.
          Section 4.13 Taxes.
               (a) Each of the Company and its Subsidiaries has (i) timely filed all material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns were true, correct and complete in all material respects when filed and (ii) paid or accrued (in accordance with GAAP) all material Taxes shown to be due on such Tax Returns other than such Taxes as are being contested in good faith by the Company or its Subsidiaries, which contest, if determined adversely to the Company, would not reasonably be expected to have a Company Material Adverse Effect.
               (b) There are no material pending and neither the Company nor any Subsidiary has received written notice of any material federal, state, local or foreign audits or examinations of any Tax Return of the Company or its Subsidiaries.

               (c) There are no outstanding written waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against the Company or any of its Subsidiaries.
               (d) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes.
               (e) There are no material liens for Taxes upon the assets of the Company or any of its Subsidiaries that are not provided for in the Company SEC Reports, except liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith, which contest, if determined adversely to the Company, would not reasonably be expected to have a Company Material Adverse Effect.
          Section 4.14 Tangible Assets. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and/or one or more of its Subsidiaries have valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, all of the real properties and other tangible assets necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.
          Section 4.15 Environmental.
               (a) To the knowledge of the Company, each of the Company and its Subsidiaries is in compliance with all Environmental Laws, except for noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect, which compliance includes the possession by the Company and its Subsidiaries of material permits and other governmental authorizations required for their current operations under applicable Environmental Laws, and compliance with the terms and conditions thereof.
               (b) Neither the Company nor any of its Subsidiaries has received written notice of any Environmental Claims against the Company or any Subsidiary that would, individually or in the aggregate, have a Company Material Adverse Effect.
               (c) To the knowledge of the Company, with respect to the real property currently owned, leased or operated by the Company or any of its Subsidiaries, there have been no releases of Hazardous Materials that require a Cleanup.
          Section 4.16 Labor Matters.
               (a) As of the date hereof, there are no pending or, to the knowledge of the Company, threatened strikes, lockouts, work stoppages or slowdowns involving the employees of the Company or any of its Subsidiaries.
               (b) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.

               (c) There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries, except for any such proceeding that would not, individually or in the aggregate, have a Company Material Adverse Effect.
          Section 4.17 Proxy Statement. The Proxy Statement will not, at the date the Proxy Statement is first mailed to shareholders of the Company or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Sub for inclusion or incorporation by reference therein. The Proxy Statement will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act.
          Section 4.18 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than Morgan Stanley & Co. Incorporated (“MS”), the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
          Section 4.19 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote on this Agreement is the only vote of the holders of securities of the Company necessary to approve this Agreement and the consummation of the Merger (the “Company Shareholder Approval”).
          Section 4.20 Board Recommendation. The Company’s board of directors has unanimously (a) determined that this Agreement and the Merger are advisable and in the best interests of Company and its shareholders, (b) approved and adopted this Agreement, including the Merger and the other transactions contemplated thereby, and (c) subject to the other terms and conditions of this Agreement, resolved to recommend the Agreement, the Merger and approval of this Agreement by Company’s shareholders, and, as of the date of this Agreement, none of such actions by Company’s board of directors has been amended, rescinded, or modified.
          Section 4.21 Opinion of Financial Advisor. The board of directors of Company has received an opinion of Morgan Stanley & Co. Incorporated, dated May 17, 2007, to the effect that, as of such date and based upon and subject to the matters set forth in such opinion, the Merger Consideration is fair from a financial point of view to the holders of the Common Stock.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
     Parent and Sub jointly and severally represent and warrant to the Company as follows:
          Section 5.1 Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the articles of incorporation and bylaws or other equivalent organizational documents of Parent and Sub, as currently in effect, and neither Parent nor Sub is in violation of any provision of its articles of incorporation or bylaws or other equivalent organizational documents.
          Section 5.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Sub has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Sub of this Agreement, approval and adoption of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent and Sub (the written consent of the sole shareholder of which has not been modified or revoked), and no other action on the part of Parent or Sub is necessary to authorize the execution and delivery by Parent and Sub of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
          Section 5.3 Consents and Approvals; No Violations. The execution and delivery of this Agreement by Parent and Sub do not, and the performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby will not, (i) violate any provision of the articles of incorporation or bylaws (or equivalent organizational documents) of Parent or Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets or (iv) other than in connection with or compliance with (A) the WBCA, (B) requirements under other state corporation Laws, (C) the HSR Act and (D) the Exchange Act, require on the part of Parent or Sub any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except, in the case of clauses (ii), (iii) or (iv), for such violation, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approval the failure of which to make or obtain, would not, individually or in the aggregate, have a Parent Material Adverse Effect.
          Section 5.4 SEC Reports. Parent has filed all reports and other documents with the SEC required to be filed or furnished by Parent since December 31, 2004 (such documents, together with any current reports filed during such period by Parent with the SEC on a voluntary basis on Form 8-K, the “Parent SEC Reports”). As of their respective filing dates, the Parent SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          Section 5.5 Compliance with Law. Except as would not, individually or in the aggregate, materially impair the ability of Parent or Sub to consummate the transactions contemplated hereby, neither Parent nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to Parent or any of its Subsidiaries or any of their respective assets and properties.
          Section 5.6 Sub’s Operations. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.
          Section 5.7 Proxy Statement. None of the information supplied by Parent or Sub for inclusion in the Proxy Statement will, at the date the Proxy Statement is first mailed to shareholders of the Company or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          Section 5.8 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than Lazard Freres & Co. LLC, the fees and expenses of which will be paid by Parent, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.
          Section 5.9 Sufficient Funds. Parent has, and as of the Closing will have, sufficient immediately available funds (through existing credit arrangements or otherwise) to pay when due the aggregate Merger Consideration and to pay when due all of its fees and expenses related to the transactions contemplated by this Agreement.

          Section 5.10 Acquiring Person. None of Parent, Sub or their respective Affiliates is or ever has been, with respect to the Company, an “acquiring person”, or an “affiliate” or “associate” of an “acquiring person” (as such terms are defined in Chapter 23B.19 of the WBCA). Sub will not be, with respect to the Company after the Merger, an “affiliate or associate” of an “acquiring person” (as such terms are defined in Chapter 23B.19 of the WBCA).
          Section 5.11 Investigation by Parent and Sub.
               (a) Each of Parent and Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Sub has been provided access to the properties, premises and records of the Company and its Subsidiaries for this purpose. In entering into this Agreement, each of Parent and Sub has relied solely upon its own investigation and analysis, and each of Parent and Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Sub or any of their Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to Parent or Sub with respect to (a) any projections, estimates or budgets for the Company or its Subsidiaries or (b) any material, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Sub or their Representatives in any “data room,” confidential memorandum, other offering materials or otherwise, except as expressly and specifically covered by a representation or warranty set forth in Article IV. Parent has no knowledge of any of the Company’s representations or warranties being untrue in any material respect.
               (b) In connection with Parent’s and Sub’s investigation of the Company, each of Parent and Sub has received from the Company and its Representatives certain projections and other forecasts, including but not limited to projected financial statements, cash flow items and other data of the Company and its Subsidiaries and certain business plan information of the Company and its Subsidiaries. Each of Parent and Sub acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that each of Parent and Sub is familiar with such uncertainties, that each of Parent and Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that each of Parent and Sub and its Representatives shall have no claim against any Person with respect thereto. Accordingly, each of Parent and Sub acknowledges that, without limiting the generality of this Section 5.11, neither the Company nor any Person acting on behalf of the Company has made any representation or warranty with respect to such projections and other forecasts and plans.

ARTICLE VI
COVENANTS
          Section 6.1 Interim Operations of the Company. During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (except (w) as may be required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated or permitted by this Agreement or (z) as set forth in the Company Disclosure Schedule), the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course of business in all material respects consistent with past practice, and, to the extent consistent therewith, the Company and its Subsidiaries shall use commercially reasonable efforts to (i) preserve intact their current business organization and (ii) preserve their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters addressed specifically by any provision of this Section 6.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. Without limiting the generality of the foregoing, except (w) as may be required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated or permitted by this Agreement or (z) as set forth in the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its Subsidiaries will:
               (a) amend its articles of incorporation or bylaws (or equivalent organizational documents);
               (b) except for Common Stock to be issued or delivered pursuant to the Company Option Plans or the ESPP, or upon conversion of any of the Senior Notes and except for the issuance, grant or delivery of options for Common Stock issued pursuant to the Company Option Plans in the ordinary course of business consistent with past practice, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or (ii) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Common Stock outstanding on the date hereof;
               (c) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Common Stock;
               (d) split, combine, subdivide or reclassify any Common Stock or declare, set aside for payment or pay any dividend or other distribution in respect of any Common Stock or otherwise make any payments to shareholders in their capacity as such;

               (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Merger;
               (f) other than in the ordinary course of business consistent with past practice, acquire, sell, lease, dispose of, pledge or encumber any assets that, in the aggregate, are material to the Company and its Subsidiaries, taken as a whole;
               (g) other than in the ordinary course of business consistent with past practice, incur any material indebtedness for borrowed money in addition to that incurred as of the date of this Agreement or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any wholly-owned Subsidiary of the Company;
               (h) grant any material increases in the compensation of any employees of the Company and its Subsidiaries (the “Employees”) or directors, except in the ordinary course of business and in accordance with past practice, or enter into any material new employment or severance agreements with any such director or Employee, except for retention bonus agreements, bonus plans or bonus arrangements for Employees other than Executive Officers involving, in the aggregate, obligations of not more than ten million dollars ($10,000,000.00) (the “Stabilization Amount,” any such agreements, plans or arrangements subject to this exception, “Post-Signing Stabilization Plans”), provided any bonuses thereunder will be paid to an Employee in accordance with the following terms: a bonus grant may provide for not more than thirty percent (30%) of the total potential bonus being paid prior to six (6) months after the date of this Agreement, and the Employee may not have voluntarily terminated his or her employment with the Company, Parent or the Surviving Corporation prior to the date specified for payment or have been terminated for Cause. As soon as practicable after the Company or a Subsidiary thereof determines that an Employee is eligible to be considered for a Post-Signing Stabilization Plan benefit, the Company shall inform Parent of the name of the individual awarded such right and the amount of the potential bonus.
               (i) except as may be contemplated by this Agreement or in the ordinary course of business consistent with past practices, terminate or materially amend any Benefit Plans;
               (j) change any of the accounting methods used by the Company unless required by GAAP or applicable Law; or
               (k) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
          Section 6.2 Access to Information. The Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, investment bankers, accountants and other authorized representatives (“Representatives”) of Parent reasonable access, in a manner not disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to the properties, books and records of the Company and its

Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries in each case as may reasonably be requested and necessary to consummate the transactions contemplated by this Agreement (and not to conduct further due diligence or other investigation of the Company); provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Sub if such disclosure would, in the reasonable judgment of the Company, (i) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or (iii) jeopardize any attorney-client or other legal privilege; provided further, however, that nothing herein shall authorize Parent or its Representatives to undertake any further investigation of the Company, including environmental investigations or sampling at any of the properties owned, operated or leased by the Company or its Subsidiaries. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement pursuant to this Agreement. The Confidentiality/Non-Disclosure Agreement, dated May 2, 2007 (the “Confidentiality Agreement”), between the Company and Parent shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees, and other Representatives hereunder.
          Section 6.3 Acquisition Proposals.
               (a) The Company and its Subsidiaries will not, and will use their reasonable best efforts to cause their respective officers, directors, employees and other Representatives not to, directly or indirectly (i) initiate, encourage, facilitate, solicit, or participate or engage in any negotiations, inquiries, or discussions with respect to any Acquisition Proposal, (ii) in connection with any potential Acquisition Proposal, disclose or furnish any nonpublic information or data to any Person concerning the Company’s business or properties or afford any Person other than Parent or its Representatives access to its properties, books, or records, except as required by law or pursuant to a governmental request for information, (iii) enter into or execute, or propose to enter into or execute, any agreement relating to an Acquisition Proposal, or (iv) approve, endorse, recommend or make or authorize any public statement, recommendation, or solicitation in support of any Acquisition Proposal or any offer or proposal relating to an Acquisition Proposal other than with respect to the Merger. The Company will, and will direct its Representatives to, cease immediately and cause to be terminated all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, and shall request that all confidential or proprietary information previously furnished to any such third parties be promptly returned or destroyed.
               (b) Notwithstanding anything to the contrary contained in this Agreement, in the event that the Company is contacted by any third party expressing an interest in discussing a possible Acquisition Proposal or receives an unsolicited Acquisition Proposal, the Company and its board of directors may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish any non-public information to, any Person or Persons (but only after such Person enters into a customary confidentiality agreement with the Company (which confidentiality agreement (i) must be no less restrictive in the aggregate to the Person making such proposal than the Confidentiality Agreement, (ii) may not provide for an exclusive right to negotiate with the Company and (iii) may not restrict the Company from complying with this Section 6.3(b))) making such contact or making such Acquisition Proposal and their respective Representatives , prior to Company Shareholder Approval, in each case, if and to the extent that (A) the Company’s board of directors determines in good faith, by resolution duly adopted, after consultation with its financial advisors and outside legal counsel, that such Person or Persons have submitted to the Company an Acquisition Proposal that is, or would reasonably be expected to lead to, a Superior Proposal, and (B) the Company’s board of directors determines in good faith, by resolution duly adopted, after consultation with outside legal counsel, that the failure to participate in such discussions or negotiations, furnish such information, enter into any agreement related to any Acquisition Proposal or accept any offer or proposal relating to an Acquisition Proposal would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable Law. In addition, nothing herein shall restrict the Company from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable Law.
               (c) The Company will as promptly as reasonably practicable (and in any event within 24 hours after receipt) notify Parent of the receipt by the Company of any Acquisition Proposal or of any expression of interest from a Person in discussing a possible Acquisition Proposal, and the identity of the Person or Persons making such Acquisition Proposal or expression of interest. The Company will provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to Section 6.3(b) within 24 hours after execution thereof. The Company will provide Parent with 24 hours prior notice (or such lesser prior notice as is provided to the members of its board of directors) of any meeting of its board of directors at which its board of directors would reasonably be expected to consider any Acquisition Proposal or any such inquiry or to consider providing nonpublic information to any Person. The Company shall notify Parent, in writing, of any decision of its board of directors as to whether to consider any Acquisition Proposal or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide non-public information with respect to the Company to any Person in compliance with the provisions of this Section 6.3, which notice shall be given as promptly as practicable after such meeting (and in any event no later than 24 hours after such determination was reached). The Company will (i) provide Parent with oral and written notice setting forth all such information as is reasonably necessary to keep Parent currently informed in all material respects of the status and material terms of any such Acquisition Proposal and of any material amendments or proposed material amendments thereto (including negotiations contemplated by Section 6.3(b)), (ii) promptly provide Parent a copy of all written information subsequently provided to, by or on behalf of such Person or group in connection with any Acquisition Proposal and (iii) promptly (and in any event within 24 hours of such determination) notify Parent of any determination by the Company’s board of directors that such Acquisition Proposal constitutes a Superior Proposal.
               (d) Subject to Section 6.3(e), unless and until this Agreement has been terminated in accordance with Section 8.1, neither the board of directors of the Company nor any committee thereof shall, directly or indirectly, (A)(i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Parent or Sub, the approval or recommendation or declaration of advisability by the board of directors of the Company or any such committee thereof of the Merger as set forth in Section 6.7; (ii) approve, adopt, or recommend, or propose publicly to approve, adopt, or recommend, any Acquisition Proposal or (iii) in the event of a tender offer or exchange offer for any outstanding Company Common Shares, fail to recommend against acceptance of such tender offer or exchange offer by Company’s shareholders within ten (10) Business Days of the commencement thereof (for the avoidance of doubt, the taking of no position or a neutral position by the board of directors of the Company in respect of the acceptance of any tender offer or exchange offer by its shareholders shall constitute a failure to recommend against any such offer) (any action described in clauses (i)-(iii) being referred to as a “Change of Recommendation”) or (B) approve or recommend, or publicly propose to approve or recommend, or allow the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement, arrangement, or understanding (i) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal or (ii) requiring it to abandon, terminate, or fail to consummate the Merger or any other transaction contemplated by this Agreement.
               (e) Notwithstanding the foregoing, in the event that, prior to the Company Special Meeting, the Company’s board of directors receives a Superior Proposal that has not been withdrawn, the Company’s board of directors may, if the Company’s board of directors by resolution duly adopted determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable Law, may make a Change of Recommendation, approve or recommend such Superior Proposal or terminate this Agreement as permitted pursuant to the terms of Section 8.1(c)(ii); provided that:
               (i) the Company notifies the Parent that it intends to take such action, which notice must specify the reasons for taking such action, the identity of the party making such proposal and the material terms and conditions of such proposal; and
               (ii) Parent shall not have proposed, within three (3) Business Days after receipt of such notice from the Company, to amend this Agreement to provide for terms the board of directors of the Company determines in good faith, after consultation with its financial advisor, to be as favorable as or superior to those of the Superior Proposal.
               (f) Nothing contained in this Section 6.3 shall prohibit the Company or its board of directors from taking and disclosing to the Company’s shareholders a position with respect to a tender offer or exchange offer by a third party or from taking any action or making any disclosure required by applicable Law; provided that the content of the disclosure complies with this Section 6.3.

          Section 6.4 Employee Benefits.
               (a) For the benefit of Employees, until the earlier of six (6) months after the Effective Time or June 30, 2008, Parent agrees to (i) maintain or cause its Subsidiaries (including the Surviving Corporation) to maintain for each eligible Employee the amount of Employees’ base salary or wage rates, equity compensation, incentive compensation opportunity and other cash compensation that, in the aggregate, are not less than those in effect for such Employee on the date hereof and (ii) either (A) maintain or cause its Subsidiaries (including the Surviving Corporation) to maintain the Benefit Plans (other than the Company Option Plans and ESPP) at the benefit levels in effect on the date hereof or (B) provide or cause its Subsidiaries (including the Surviving Corporation) to provide employee benefits (including, without limitation, retirement, health and life insurance benefits) that, in the aggregate, are no less favorable to each Employee than those in effect for such Employee on the date hereof.
               (b) As of the Effective Time, Parent shall honor or cause to be honored, in accordance with their terms, all Benefit Agreements and all incentive, bonus, individual benefit, employment, employment termination, severance and other compensation agreements, plans and arrangements, including the Company’s executive change-in-control and general severance and retention plans (collectively, the “CIC Plans”), in each case existing immediately prior to the execution of this Agreement, that are between the Company or any of its Subsidiaries and any current or former director or Employee thereof or for the benefit of any such current or former director or Employee. As of the Effective Time, Parent shall honor or cause to be honored all Post-Signing Stabilization Plans. Parent shall not, and shall cause the Surviving Corporation not to, terminate the CIC Plans or Post-Signing Stabilization Plans or amend them in any manner without the consent of the affected current or former Employee for a period of two (2) years immediately following the Effective Time. Parent hereby guarantees the payment and performance by the Surviving Corporation of such obligations assumed by Surviving Corporation pursuant to this Section 6.4(b). In addition, Parent agrees that if an Employee thereof is employed immediately after the Effective Time with the Parent or any Subsidiary thereof (including the Surviving Corporation) and their position with the Surviving Corporation is eliminated or their employment is involuntarily terminated by Parent without Cause within the first twelve (12) months immediately following the Effective Time, such Employee shall receive additional vesting in Substituted Parent Options as if the Employee were employed with Parent or a Subsidiary thereof (including the Surviving Corporation) for an additional twelve (12) months after his or her actual date of termination of employment.
               (c) With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries that are located within the United States (including the Surviving Corporation) following the Effective Time and in which any of the Employees working in the United States participate (the “Parent Plans”), for purposes of determining eligibility to participate and vesting, service with the Company and its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent and its Subsidiaries. Each applicable Parent Plan shall waive eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations to the extent (i) waived or not included under the corresponding Benefit Plan and (ii) permitted by the applicable insurance policy under the Parent Plan.

          Section 6.5 Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be acceptable to Parent and the Company. Neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other party, except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before making any such public announcements; provided that the Company will no longer be required to obtain the prior agreement of or consult with Parent in connection with any such press release or public announcement if the Company’s board of directors has effected a Change of Recommendation or in connection with any such press release or public announcement pursuant to Section 6.3(f).
          Section 6.6 Directors’ and Officers’ Insurance and Indemnification.
               (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of the Company or any of its present or former Subsidiaries or corporate parents (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted by Law, and Parent shall, and shall cause the Surviving Corporation to, promptly advance expenses as incurred to the fullest extent permitted by Law. The articles of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and advancement of expenses set forth in the articles of incorporation and bylaws of the Company as amended, restated and in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.
               (b) Parent shall cause to be maintained in effect for not less than six (6) years from the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company’s Subsidiaries for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (collectively, the “Insured Parties”) with respect to matters occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement); provided that in lieu of the purchase of such insurance by Parent or the Surviving Corporation, the Company may at its option prior to the Effective Time purchase a six-year run-off (Extended Reporting Period) program for directors’ and officers’ liability insurance and fiduciary liability insurance.
               (c) This Section 6.6 is intended to benefit the Insured Parties and the Indemnified Parties, and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation. Parent hereby guarantees the payment and performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 6.6 and the articles of incorporation and bylaws of the Surviving Corporation.

               (d) In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.6.
          Section 6.7 Proxy Statement. So long as the Company’s board of directors shall not have effected a Change of Recommendation, (a) the Company shall take all action necessary in accordance with applicable Law and its articles of incorporation and bylaws and Nasdaq rules to call, give notice of, convene and hold a special meeting of the Company’s shareholders (including any adjournment or postponement thereof, the “Company Special Meeting”) as soon as practicable following the date hereof for the purpose of approving this Agreement, and (b) in connection with the Company Special Meeting, as soon as practicable after the date hereof the Company shall prepare and file with the SEC a proxy statement (together with all amendments and supplements thereto, the “Proxy Statement”) relating to the Merger and this Agreement and furnish the information required to be provided to the shareholders of the Company pursuant to the WBCA and the Exchange Act. Promptly after its preparation and prior to its filing with the SEC, the Company shall provide a copy of the Proxy Statement, and any amendment to the Proxy Statement, to Parent, and will consider inclusion into the Proxy Statement comments timely received from Parent or its counsel. The Company shall give Parent notice of any comments on the Proxy Statement received by the SEC, and shall promptly respond to SEC comments, if any. The Proxy Statement shall include the recommendation of the Company’s board of directors that the Company’s shareholders approve this Agreement (the “Company Recommendation”).
          Section 6.8 Commercially Reasonable Efforts; HSR Act Filings.
               (a) Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall each use their commercially reasonable efforts to promptly, unless prohibited by Law (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company, Parent or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (iii) promptly make all necessary registrations and filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities Laws, (B) the HSR Act and any applicable competition, antitrust or investment Laws of jurisdictions other than the United States (for purposes of this Section 6.8(a)(iii)(B), “promptly” shall mean within ten Business Days of the date of this Agreement), and (C) any other applicable Law; provided, however, that the Company and Parent will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel for the non-filing party; (iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (v) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated by this Agreement; (vi) permit the other parties to review any material communication delivered to, and consult with the other party in advance of any meeting or conference with, any Governmental Entity relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party relating thereto, and giving the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Entity or private party); (vii) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (viii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. No parties to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld. Parent agrees to take, or to cause to be taken, any and all steps and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition, or trade regulation Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event, no later than the Termination Date (as defined herein)). Notwithstanding anything to the contrary in this Section 6.8(a), (x) neither Parent nor any of its subsidiaries shall be required to divest any of their respective material businesses, product lines, or assets, or to take or agree to take any other material action or agree to any material limitation on its business practices, and (y) Company shall not be required to divest material businesses, product lines, or assets, or to take or agree to take any other material action or agree to any material limitation on its business practices.
               (b) Each of the Company, Parent and Sub shall give prompt notice to the other parties of (i) any written notice or other communication from any Governmental Entity in connection with the Merger and (ii) any change or development that is reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect.
          Section 6.9 Section 16 Matters. Prior to the Effective Time, the board of directors of Parent, or an appropriate committee of non-employee directors, shall adopt a resolution consistent with the interpretative guidance of the SEC so that the acquisition of the Substituted Options pursuant to this Agreement shall be an exempt transaction for purposes of Section 16 of the Exchange Act by any officer or director of the Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act.
          Section 6.10 Filing of Form S-8. Parent has filed or agrees to file no later than the Effective Time a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent’s common stock issuable with respect to Parent Restricted Shares and Substitute Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Substitute Options acquired in accordance with this Agreement remain outstanding.
          Section 6.11 ESPP. The Company’s ESPP shall continue to be operated in accordance with its terms and past practice for the current Purchase Period (as defined in the ESPP) (“Purchase Period”); provided that if the Closing is expected to occur prior to the end of the current Purchase Period, the Company shall take action to provide for an earlier Purchase Date (as defined in the ESPP) in accordance with Section 21.2 of the ESPP. Such earlier Purchase Date shall be as reasonably close to the Closing Date as is administratively practicable. The Company shall suspend the commencement of any future Purchase Periods under the ESPP unless and until this Agreement is terminated and shall terminate the ESPP prior to the Closing Date.
ARTICLE VII
CONDITIONS
          Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and Parent and Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Sub, if permissible under applicable Law) of the following conditions:
               (a) this Agreement shall have been approved by the shareholders of the Company in accordance with the WBCA;
               (b) no Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting consummation of the Merger substantially on the terms contemplated by this Agreement; and
               (c) any applicable waiting period under the HSR Act or other comparable law or regulation of a non-U.S. Governmental Entity having jurisdiction over the transactions contemplated hereby shall have expired or been terminated.
          Section 7.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent and Sub) of the following further conditions:
               (a) each of the representations and warranties of the Company shall be true and accurate as of the Closing as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein), would not, individually or in the aggregate, have a Company Material Adverse Effect;

               (b) the Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing; and
               (c) Parent shall have received a certificate signed by the chief financial officer of the Company, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.
          Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:
               (a) each of the representations and warranties of Parent and Sub shall be true and accurate as of the Closing as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) would not, individually or in the aggregate, have a Parent Material Adverse Effect;
               (b) each of Parent and Sub shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or Sub, as the case may be, at or prior to the Closing;
               (c) the Company shall have received a certificate signed by the chief financial officer of Parent, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied; and
               (d) Parent shall have delivered to the Company a certificate, in form and substance reasonably satisfactory to the Company, to the effect that, at the Effective Time, after giving effect to the Merger and the other transactions contemplated hereby, none of the Surviving Corporation or any of its Subsidiaries will (i) be insolvent (either because the financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.
          Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.8(a).

ARTICLE VIII
TERMINATION
          Section 8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval of this Agreement:
               (a) by the mutual consent of the Company and Parent;
               (b) by either the Company or Parent:
               (i) if the Merger shall not have occurred on or prior to November 17, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; provided further, however, that if, as of such date, all conditions to this Agreement shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), other than the conditions set forth in Section 7.1(b) and Section 7.1(c), then either the Company or Parent may extend the Termination Date to May 17, 2008;
               (ii) if any Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the Merger substantially as contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable, unless the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not have complied with its obligations under Section 6.8(a); or
               (iii) if the Company Special Meeting shall have concluded without the approval of this Agreement by the Company’s shareholders having been obtained in accordance with the WBCA;
               (c) by the Company:
               (i) upon a breach of any covenant or agreement on the part of Parent or Sub, or if any representation or warranty of Parent or Sub shall be or become untrue, in any case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided that if such breach is curable by Parent and Sub through the exercise of their reasonable best efforts and Parent and Sub continue to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 8.1(c)(i) until the earlier of (x) 30 days after delivery of written notice of such breach or untruth, or (y) the date on which the Parent or Sub ceases to exercise commercially reasonable efforts to cure such untruth, inaccuracy or breach; provided further that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to the Company if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement; or
               (ii) in order to accept a Superior Proposal in compliance with Section 6.3; or
               (d) By Parent:
               (i) upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be or become untrue, in any case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided that if such breach is curable by the Company through the exercise of its reasonable best efforts and the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 8.1(d)(i) until the earlier of (x) 30 days after delivery of written notice of such breach or untruth, or (y) the date on which the Company ceases to exercise commercially reasonable efforts to cure such breach , inaccuracy or untruth; provided further that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Parent if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement; or
               (ii) if the board of directors of the Company shall have withdrawn or modified, in a manner adverse to Parent or Sub, the Company Recommendation, or approved or recommended (or, in case of a tender or exchange offer, failed to recommend rejection thereof within the time prescribed by the applicable SEC rules) another Acquisition Proposal or has resolved to do so.
          Section 8.2 Effect of Termination.
               (a) In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Sub or the Company or their respective directors, officers, employees, shareholders, Representatives, agents or advisors other than, with respect to Parent, Sub and the Company, the obligations pursuant to this Section 8.2, Article IX and the last sentence of Section 6.2. Nothing contained in this Section 8.2 shall relieve Parent, Sub or the Company from liability for fraud or intentional breach of this Agreement or the Confidentiality Agreement.

               (b) If
               (i) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii) or by Parent pursuant to Section 8.1(d)(ii), or
               (ii) (A) this Agreement is terminated by (I) the Company pursuant to Section 8.1(b)(i) (but only if at such time Parent would not be prohibited from terminating this Agreement by the first proviso in Section 8.1(b)(i)) without a vote of the Company’s shareholders being taken or (II) by either Parent or the Company pursuant to Section 8.1(b)(iii), (B) there has been publicly disclosed for the first time after the date of this Agreement and prior to the termination of this Agreement in the case of clause (A)(I) and the time of Company Special Meeting in the case of clause (A)(II), an Acquisition Proposal and (C) within twelve (12) months after such termination, either (1) the Company enters into a definitive agreement with respect to a Qualifying Transaction pursuant to such Acquisition Proposal, which Qualifying Transaction is later consummated with the Person that made such Acquisition Proposal, or (2) such a Qualifying Transaction occurs with such Person, then the Company shall pay to Parent a termination fee of $175,000,000 in cash,
               (x) concurrently with any termination pursuant to Section 8.1(c)(ii),
               (y) within five (5) Business Days after any termination pursuant to Section 8.1(d)(ii) and
               (z) within five (5) Business Days after the consummation of the transaction contemplated by Section 8.2(b)(ii)(C) after a termination by the Company pursuant to Section 8.1(b)(i) or by the Company or Parent pursuant to Section 8.1(b)(iii) in the manner contemplated by Section 8.2(b)(ii);
it being understood that in no event shall the Company be required to pay the fee referred to in this Section 8.2(b) on more than one occasion. Upon payment of such fee, the Company shall have no further liability to Parent or Sub with respect to this Agreement or the transactions contemplated hereby, provided that nothing herein shall release any party from liability for intentional breach or fraud. All payments contemplated by this Section 8.2(b) shall be made by wire transfer of immediately available funds to an account designated by Parent and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.
               (c) If (i) this Agreement is terminated by Parent or the Company (A) pursuant to Section 8.1(b)(i) due to the failure to satisfy the conditions to Closing set forth in Sections 7.1(b) or (c) due to the failure to receive any required antitrust or competition consent or clearance from a Governmental Entity of competent jurisdiction or any action by any Governmental Entity of competent jurisdiction to prevent the Merger for antitrust, competition, privacy or security reasons, or (B) pursuant to Section 8.1(b)(ii), (ii) all other conditions to

Closing (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived at such time, and (iii) the Company has not breached in any material respect any of its covenants set forth in this Agreement, then Parent shall, concurrently with such termination, pay the Company a fee of $500,000,000 in cash.
ARTICLE IX
MISCELLANEOUS
          Section 9.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective boards of directors (or individuals holding similar positions, in the case of a party that is not a corporation), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company’s shareholders hereunder without the approval of such shareholders.
          Section 9.2 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.
          Section 9.3 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:
(a)	if to Parent or Sub, to: Microsoft Corporation One Microsoft Way Redmond, WA 98052-6399 Attention: Keith R. Dolliver Associate General Counsel Facsimile: 425-706-7329

with a copy to:
Kirkpatrick & Lockhart Preston Gates Ellis LLP 925 Fourth Avenue, Suite 2900 Seattle, WA 98104-1158 Facsimile: 206-623-7022 Attention: Robert S. Jaffe Eric Simonson Chris K. Visser

(b)	if to the Company, to: aQuantive, Inc. 821 Second Avenue, Suite 1800 Seattle, WA 98104 Facsimile: 206-816-8502 Attention: Linda A. Schoemaker Senior Vice President and General Counsel
with a copy to:
Perkins Coie LLP 1201 Third Avenue, Suite 4800 Seattle, Washington 98101 Facsimile: 206-359-9000 Attention: David F. McShea Andrew Bor
and
Perkins Coie LLP 1120 NW Couch Street, 10th Floor Portland, Oregon 97214 Facsimile: 503-727-2222 Attention: Roy W. Tucker
or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this section; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this section shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this section. A party’s rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party’s changed address or facsimile number of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver.

Nothing in this section shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.
          Section 9.4 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Information provided in any section of the Company Disclosure Schedule shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to any section of Article IV calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties. The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.
          Section 9.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
          Section 9.6 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Schedule and the exhibits and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except as provided in Article III on and after the Effective Time and Section 6.4 and Section 6.6, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
          Section 9.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
          Section 9.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Washington applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.
          Section 9.9 Jurisdiction. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of any United States federal court located in the State of Washington or any Washington state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a United States federal or state court sitting in the State of Washington; provided that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any United States federal court located in the State of Washington or any Washington state court in any other court or jurisdiction.
          Section 9.10 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.
          Section 9.11 Specific Performance. Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, each nonbreaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with Section 9.9.
          Section 9.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.
          Section 9.13 Expenses. All costs and expenses incurred in connection with the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Merger or any of the other transactions contemplated hereby is consummated.
          Section 9.14 Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.
          Section 9.15 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
          Section 9.16 WAIVER OF JURY TRIAL. EACH OF PARENT, SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

          IN WITNESS WHEREOF, the Company, Parent and Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

AQUANTIVE, INC.
By:	/s/ Brian McAndrews
Name: Brian McAndrews
Title: President and CEO

MICROSOFT CORPORATION
By:	/s/ Kevin R. Johnson
Name: Kevin Johnson
Title: President, Platform and Services Division

ARROW ACQUISITION COMPANY
By:	/s/ Keith Dolliver
Name: Keith Dolliver
Title: President